UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 7, 2006

THE COCA-COLA COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Definitive Material Agreement

On September 7, 2006, an employment agreement was entered into between Refreshment Services, S.A.S. (“Refreshment Services”), a subsidiary of The Coca-Cola Company, and Dominique Reiniche, President, European Union Group of The Coca-Cola Company. The agreement is effective from May 1, 2005 and details the terms and conditions of Ms. Reiniche’s employment. The material terms of the agreement provide for an annual base salary of 500,000 euros, a $100,000 sign-on bonus, and participation in an annual incentive plan and long-term equity programs, including stock options and performance share units. Ms. Reiniche will also receive certain benefits and perquisites, including health insurance, a retirement plan, and access to a vehicle and driver. Should Refreshment Services terminate the agreement, except for serious or gross misconduct, Ms. Reiniche would be entitled to twenty-four (24) months of pay, excluding any required termination indemnities under the applicable collective bargaining agreement. In the event the agreement is terminated, Ms. Reiniche agrees not to work for or be involved with a competing company for a period of six (6) months. In consideration of this noncompetition provision, Ms. Reiniche would receive six (6) months of pay in lieu of the payment provided for in the applicable collective bargaining agreement.

An English translation of the agreement, the original of which is in French, is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01(c).	Exhibits

Exhibit 99.1	Employment Agreement between Refreshment Services, S.A.S., a subsidiary of The Coca-Cola Company, and Dominique Reiniche, President, European Union Group of The Coca-Cola Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: September 12, 2006	By:/s/ Connie D. McDaniel Connie D. McDaniel Vice President & Controller

Exhibit Index

Exhibit No.	Exhibits
Exhibit 99.1	Employment Agreement between Refreshment Services, S.A.S., a subsidiary of The Coca-Cola Company, and Dominique Reiniche, President, European Union Group of The Coca-Cola Company